Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Appoints Edward Dowling as Independent Director

OVERLAND PARK, Kan. (March 24, 2022) – Compass Minerals (NYSE: CMP), a leading global provider of essential minerals, today announced the appointment of Edward C. Dowling, Jr. to the company’s board of directors. Dowling brings more than 30 years of mining experience, with a specialization in minerals mining, both at the executive and board levels.

“Over his distinguished career, Ed has built a proven track record of value creation by way of safe, productive and fiscally disciplined mining operations,” said Joe Reece, non-executive chairman of the board. “Our board looks forward to leveraging his experience and expertise as Compass Minerals works to maximize shareholder value through sustainable earnings growth.”

Dowling served as the president, CEO and director of Alacer Gold Corp., now SSR Mining Inc., from 2008 to 2012, and chairman from 2013 to 2020. Previously, he held executive roles with both domestic and international mining companies, including as president and CEO of Meridian Gold Inc. from 2006 to 2007 and executive director for mining and exploration at De Beers S.A., a diamond producer, from 2004 to 2006. He also served as executive vice president for operations at Cleveland-Cliffs, Inc., an iron and steel producer, from 1998 to 2004. Mr. Dowling is the former chairman of the board of PJSC Polyus. He is currently chairman of the board of Copper Mountain Mining Corporation. Additionally, he serves on the board of directors of Teck Resources Ltd. and SSR Mining Inc.

A former petty officer in the U.S. Navy, Dowling earned a Bachelor of Science in mining engineering and mineral processing, a Master of Science in mineral processing, and a Doctorate in mineral processing from Pennsylvania State University.

Dowling has been appointed to the Compensation Committee and the Environmental, Health, Safety and Sustainability Committee of the board. With Dowling’s appointment, the board of directors has expanded from seven members to eight.

About Compass Minerals

Compass Minerals (NYSE: CMP) is a leading global provider of essential minerals focused on safely delivering where and when it matters to help solve nature’s challenges for customers and communities. The company’s salt products help keep roadways safe during winter weather and are used in numerous other consumer, industrial and agricultural applications. Its plant nutrition business manufactures products that improve the quality and yield of crops, while supporting sustainable agriculture. And its specialty chemical business serves the water treatment industry and other industrial processes. Additionally, the company is pursuing development of a sustainable lithium brine resource to support the North American battery market and is a minority owner of Fortress North America, a next-generation fire retardant company. Compass Minerals operates 15 production and packaging facilities with more than 2,000 employees throughout the U.S., Canada, the U.K. and Brazil. Visit compassminerals.com for more information about the company and its products.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about the company's ability to maximize shareholder value. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors including those factors identified in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual and Quarterly Reports on Forms 10-K and 10-Q, including any amendments, as well as the company’s other SEC filings. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments, except as required by law.

Media Contact	Investor Contact
Rick Axthelm	Douglas Kris
Chief Public Affairs and Sustainability Officer	Senior Director of Investor Relations
+1.913.344.9198	+1.917.797.4967
MediaRelations@compassminerals.com	krisd@compassminerals.com

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